Exhibit 99.1

Orthofix Appoints Kathleen Regan as Interim Chair of the Board

LEWISVILLE, Texas — January 23, 2014 — Orthofix International N.V. (NASDAQ:OFIX) (the “Company”) today announced that its Board of Directors (the “Board”) has appointed Kathleen (“Kathy”) Regan, a director, as Interim Chair of the Board, effective immediately. Ms. Regan succeeds Randy Thurman, who has accepted a new executive position that requires him to limit his other professional activities and has resigned from the Board. Mr. Thurman said his resignation is not related to any disagreement with the Company or the Board regarding any matter related to the Company’s operations, policies or practices.

Ms. Regan has also been appointed Chair of the Board’s Nominating and Governance Committee. As a result, the size of the Orthofix Board will be reduced from nine directors to eight directors, seven of whom are independent.

“Kathy is an exceptional leader in the healthcare industry, and we have appreciated her financial, strategic and general business expertise and experience on the Orthofix Board,” said Brad Mason, President and Chief Executive Officer of Orthofix. “She and I are very well aligned on the future direction and opportunities for Orthofix. Also, the Board and I wish Randy all the best in his next endeavor.”

Kathy Regan said, “I am proud to be part of the Orthofix Board and am happy to take on this additional role. I look forward to continuing to work with Brad and his team in this capacity to help further drive long-term value for our shareholders.”

The Company continues to work with an executive search firm to identify additional qualified candidates to serve on the Board.

Kathleen Regan

Kathleen (“Kathy”) T. Regan has been advising and investing in healthcare companies for the past twenty-five years. She became a venture partner of Radius Venture, a venture capital firm focused on the life sciences and healthcare industry, in 2010. Prior to joining Radius, Ms. Regan was the Executive Vice President of Keystone Dental, Inc., a portfolio company of Warburg Pincus LLC, where she led strategy and business development. Between 2003 and 2008, she served as a consultant to Warburg Pincus LLC, a leading global private equity firm, where she was involved in investing with the medical technology team and served as a board member to several portfolio companies. Previously, Ms. Regan spent fifteen years in healthcare investment banking and was a Senior Managing Director and Director of Healthcare Investment Banking at Sun Trust Robinson Humphrey LLC and, previously, a Managing Director at Freedom Securities Tucker Anthony. Ms. Regan currently serves on the Board of Trustees of the Lutheran HealthCare, a not for profit hospital, family health network, long term care and home health care system in New York. Ms. Regan received a B.A., cum laude, from Princeton University and a MPH from Columbia University.

About Orthofix

Orthofix International N.V. is a diversified, global medical device company focused on developing and delivering innovative orthopedic and spine solutions that drive value for patients, surgeons, and providers. Orthofix’s products are widely distributed around the world to surgeons and patients via Orthofix’s sales representatives and its subsidiaries, and via collaborations with other leading orthopedic product companies. In addition, Orthofix is collaborating on R&D activities with leading research and clinical organizations such as the Musculoskeletal Transplant Foundation and Texas Scottish Rite Hospital for Children. For more information about Orthofix, please visit www.orthofix.com.

Forward-Looking Statements

This communication contains certain forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which may include, but are not limited to, statements concerning the projections, financial condition, results of operations and businesses of Orthofix and its subsidiaries and are based on management’s current expectations and estimates and involve risks and uncertainties that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements.

The forward-looking statements in this release do not constitute guarantees or promises of future performance. Factors that could cause or contribute to such differences may include, but are not limited to, risks relating to the uncertain results and timing of our audit committee’s review of certain accounting matters, our inability to timely file our quarterly report on Form 10-Q for the fiscal quarters ended June 30, 2013 and September 30, 2013 (including our filing of a Form 12b-25 (Notification of Late Filing) with the SEC with respect to such fiscal quarters), and our intent to file restated financial statements for certain periods, as well how these matters may impact our expenses, liquidity, legal liability, borrowing ability, product sales, relationships with customers, suppliers, strategic partners and third party reimbursement providers, ongoing compliance obligations under our corporate integrity agreement with the Office of Inspector General of the Department of Health and Human Services, deferred prosecution agreement with the U.S. Department of Justice and consent decree with the SEC, ability to remain in compliance with covenants and other obligations under our senior secured credit agreement, the cost and nature of our insurance coverage, continued listing of our securities on the Nasdaq Stock Market, and other factors described in our annual report on Form 10-K for the fiscal year ended December 31, 2012 and other subsequent periodic reports filed by the Company with the SEC. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update or revise the information contained in this press release.

Orthofix International N.V.

Mark Quick, 214-937-2924

Director of Investor Relations

markquick@orthofix.com